Exhibit 99.1

IRA A. GREENSTEIN IS ELECTED TO ARISTA POWER’S BOARD OF DIRECTORS

Rochester, N.Y., August 29, 2013 - Arista Power, Inc. (“Arista Power” or the “Company”) (OTCBB: ASPW) announced today that Ira A. Greenstein has been elected to its Board of Directors.

Mr. Greenstein currently serves as President of Genie Energy Ltd. (NYSE: GNE), which, through its IDT Energy subsidiary, supplies electricity and natural gas to residential and small business customers in New York, New Jersey, Pennsylvania and Maryland.  Genie Energy holds and manages interests in oil shale and other oil development projects in Colorado and Israel.  IDT Energy is the largest independent residential energy service provider (REP) in New York State.

Mr. Greenstein currently also serves as Counsel to the Chairman of IDT Corporation (NYSE:  IDT) and previously served as President of IDT from 2001 through 2011. He previously served as a Director of IDT and General Counsel and Secretary of Net2Phone, Inc.

Prior to joining IDT, Mr. Greenstein was a partner in Morrison & Foerster LLP, where he served as the Chairman of that firm’s New York Office’s Business Department. Mr. Greenstein was also an associate in the New York and Toronto offices of Skadden, Arps, Slate, Meagher & Flom LLP and served on the Securities Advisory Committee and as secondment counsel to the Ontario Securities Commission.

Mr. Greenstein serves on the Boards of Directors of Document Security Systems, Inc. (AMEX: DSS), Ohr Pharmaceutical, Inc. (NASDAQ: OHRP), NanoVibronix, Inc. and Regal Bank of New Jersey.

Mr. Greenstein received a B.S. from Cornell University and a J.D. from Columbia University Law School, where he serves as a member of the Dean’s Council.

“We look forward to the breadth of business and professional experience Ira Greenstein will bring to our Board of Directors,” said Bill Schmitz, Chief Executive Officer of Arista Power.

About Arista Power, Inc.

Arista Power, Inc. is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, and a supplier and designer of solar energy systems. Arista Power’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including wind, solar, fuel cells, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce peak power demand, thereby lowering electricity costs for large energy users who deal with peak usage pricing. Arista Power also sells a Mobile Renewable Power Station (MRPS) that utilizes energy generated from wind, solar PV, generators, fuel cells and other energy-generating devices that is stored in an integrated onboard storage device for military and other applications, and a stationary, scalable Renewable Power Station (RPS) that can be drop-shipped to off-grid locations to be used as a micro-grid.  For more information on Arista Power, visit the Company’s website at www.AristaPower.com.  View, Like and Follow the Company’s social media platforms at:

Facebook: Facebook.com/AristaPower
Twitter:  Twitter.com/AristaPower
LinkedIn:  Linkedin.com/company/arista-power-inc
YouTube:  YouTube.com/channel/AristaPower